Exhibit 30 (d)(i)

Prudential         Pruco Life Insurance Company
        Phoenix, Arizona
        A Stock Company subsidiary of
        The Prudential Insurance Company of America

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Insured Policy Number
JOHN DOE XX XXX XXX Contract Date
Face Amount NOV 15, 198
$25,000--
Premium Period
Agency LIFE
R-NK 1

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We will pay the beneficiary the proceeds of this contract promptly if we receive due proof that the Insured died. We make this promise subject to all the provisions of the contract.

The Death Benefit will be the insurance amount plus the amount of any extra benefit if no premium is in default and if there is no contract debt. During the first contract month, the insurance amount is the face amount we show above.
After that, it depends on the payment of premiums and on investment results. The insurance amount may increase or decrease for any month as we state under
Insurance Provisions on page 8. But it will not be less than the face amount if no premium is in default.

The net cash value may increase or decrease daily depending on the investment experience of the separate account. There is no guaranteed minimum.

Premiums are fixed as to amount. They will not vary with investment results.

Please read this contract with care. A guide to its contents is on the last page. A summary is on page 2. If there is ever a question about it, or if there is a claim, just see one of our representatives or get in touch with one of our offices.

Right to Cancel Contract.--You may return this contract to us within (1) 10 days after you get it, or (2) 45 days after Part 1 of the application was signed, or
(3)10 days after we mail the Notice of Withdrawal Right, whichever is latest.
All you have to do is take the contract or mail it to one of our offices or to the representative who sold it to you. It will be canceled from the start and we will give back your money promptly.

Signed for Pruco Life Insurance Company,
an Arizona Corporation.

/s/ [SPECIMEN] /s/ [SPECIMEN]
Secretary President

Variable Life Insurance Policy. Insurance payable only upon death. Fixed premiums payable during Insured's lifetime. Benefits reflect investment results.
Guaranteed minimum death benefit if premiums duly paid and no contract debt.

Nonparticipating.

VL--83

CONTRACT SUMMARY

We offer this summary to help you understand this contract. We do not intend that it change any of the provisions of the contract.

This is a contract of life insurance. Premiums are to be paid throughout the
Insured's lifetime. The insurance amount and the net cash value will vary with the investment performance of those subaccounts of the Pruco Life Variable
Insurance Account that you select. But, except as we state in the next sentence, the insurance amount will never be less than the face amount. If a premium is not paid before its days of grace are over, the contract may end or it may stay in force with reduced benefits. If either occurs, you may be able to reinstate
it.

Proceeds is a word we use to mean the amount we would pay if we were to settle the contract in one sum. To compute the proceeds that may arise from the
Insured's death, we start with a basic amount. We may adjust that amount if there is a loan, a premium in default, or a premium paid (but not waived under a waiver of premium benefit, if any) for a period past the date of death. The table on page 19 tells you how we adjust the basic amount. If you surrender the contract, the proceeds will be the net cash value. We describe it under Cash
Value Option on page 11.

Proceeds often are not taken in one sum. For instance, on surrender, you may be able to put proceeds under a settlement option to provide retirement income or for some other purpose. Also, for all or part of the proceeds that arise from the Insured's death, you may be able to choose a manner of payment to fit the beneficiary's expected needs. If the Insured dies, and a manner of payment has not been chosen, the beneficiary may be able to choose one. We will pay interest under Option 3 from the date of death on any proceeds to which no other manner of payment applies. This will be automatic as we state on page 18. There is no need to ask for it.

You and we may agree on a change in the ownership of this contract. Also, unless we endorse it to say otherwise, the contract gives you these rights, among others:

o You may change the beneficiary under it.

o You may change the allocation of future net premiums among the subaccounts.

o You may transfer amounts among subaccounts.

o You may borrow on it up to its loan value.

o You may surrender it for its net cash value.

The contract, as issued, may or may not have extra benefits that we call
Supplementary Benefits. If it does, we list them under Supplementary Benefits on the Contract Data page(s) and describe them after page 18. The contract may or may not have other extra benefits. If it does, we add them by rider. Any extra benefit ends as soon as any premium is in default past its days of grace, unless the form that describes it states otherwise.

(Contract Summary Continued on Page 191

CONTRACT DATA

INSURED'S SEX AND ISSUE AGE M-35
RATING CLASS STANDARD

INSURED JOHN DOE XX XXX XXX POLICY NUMBER
NOV 15, 1982 CONTRACT DATE
FACE AMOUNT $25,000--

PREMIUM PERIOD LIFE
AGENCY R-NK 1

BENEFICIARY CLASS 1 MARY DOE, WIFE
CLASS 2 ROBERT DOE, SON

LIST OF SUPPLEMENTARY BENEFITS
***** NONE *****

CONTRACT DATA CONTINUED ON NEXT PAGE

PAGE 3 (83) [LOGO]

POLICY NO. XX XXX XXX

CONTRACT DATA CONTINUED

SCHEDULE OF PREMIUMS

DUE DATES OF CONTRACT PREMIUMS OCCUR ON THE CONTRACT DATE AND AT INTERVALS OF 6
MONTHS AFTER THAT DATE.

CONTRACT PREMIUMS ARE $208.00 EACH

DURING THE FIRST CONTRACT YEAR. EACH CONTRACT PREMIUM ALSO INCLUDES AN ISSUE
CHARGE INSTALMENT OF $63.00.

***** END OF SCHEDULE *****

TABLE OF NET PREMIUMS

WE USE NET PREMIUMS TO COMPUTE CASH VALUES FOR THIS CONTRACT (SEE PAGE 11). A
NET PREMIUM APPLIES TO EACH DATE FOR WHICH A CONTRACT PREMIUM APPLIES. THE NET
PREMIUMS THAT APPLY TO THIS CONTRACT ARE:

DURING CONTRACT YEAR NET PREMIUM

1 $863.75 EACH
2-4 $164.75 EACH
5-20 $173.75 EACH
21 AND LATER $174.75 EACH

***** END OF TABLE *****

CONTRACT DATA CONTINUED ON NEXT PAGE

PAGE 3A (83)

POLICY NO. XX XXX XXX

CONTRACT DATA CONTINUED

LIST OF SUBACCOUNTS AND PORTFOLIOS

EACH SUBACCOUNT OF THE PRUCO LIFE VARIABLE INSURANCE ACCOUNT INVESTS IN A
SPECIFIC PORTFOLIO OF THE FUND WE SHOW BELOW. WE ALSO SHOW THE SUBACCOUNTS AND
THE PORTFOLIOS THEY INVEST IN.

IF WE CONSENT, YOU MAY ALSO ALLOCATE ALL OR PART OF YOUR INVESTED PREMIUM AMOUNT
TO, OR TRANSFER AMOUNTS INTO OR OUT OF, THE REAL ESTATE VLI SUB-ACCOUNT OF THE
PRUCO LIFE REAL PROPERTY ACCOUNT.

FUND:
-----
PRUCO LIFE SERIES FUND, INC.

SUBACCOUNT PORTFOLIO
---------- ---------

MONEY MARKET MONEY MARKET
BOND BOND
COMMON STOCK COMMON STOCK

INITIAL ALLOCATION OF NET PREMIUMS

MONEY MARKET SUBACCOUNT 40%
BOND SUBACCOUNT 20%
COMMON STOCK SUBACCOUNT 40%

***** END OF LIST *****

SERVICE OFFICE -- PLEASE DIRECT ANY COMMUNICATIONS ABOUT THIS CONTRACT TO:
PRUCO LIFE INSURANCE COMPANY, P.O. BOX XXXX, CITY, STATE XXXXX.

PAGE 3B (83)

VL M--35 POLICY NO. XX XXX XXX

TABULAR CASH VALUES

WE EXPLAIN THIS TABLE UNDER TABULAR VALUES. NET CASH VALUES MAY BE MORE OR LESS
THAN AMOUNTS SHOWN (SEE CASH VALUE OPTION).

END OF END OF
CONTRACT CASH CONTRACT CASH ATTAINED CASH
YEAR VALUE YEAR VALUE AGE VALUE

1 $ 76.00 11 $3,393.00 60 $ 9,379.00
2 360.00 12 3,774.25 62 10,319.50
3 651.75 13 4,163.75 65 11,738.00
4 951.00 14 4,562.00

5 1,276.00 15 4,968.25

6 1,608.75 16 5,382.50
7 1,949.50 17 5,804.00
8 2,298.25 18 6,231.75
9 2,655.00 19 6,665.00
10 3,020.00 20 7,103.50

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PAGE 4 (VL-83)

POLICY NO. XX XXX XXX

TABLE OF NET SINGLE PREMIUMS
FOR $1 OF VARIABLE INSURANCE AMOUNT OR REDUCED PAID-UP AMOUNT

THESE NET SINGLE PREMIUMS APPLY ON THE CONTRACT ANNIVERSARY WHEN THE INSURED'S
ATTAINED AGE IS AS SHOWN. TO CALCULATE VALUES AT OTHER TIMES WE CONSIDER THE
TIME ELAPSED SINCE THE LAST CONTRACT ANNIVERSARY.

NET NET NET
ATTAINED SINGLE ATTAINED SINGLE ATTAINED SINGLE
AGE PREMIUM AGE PREMIUM AGE PREMIUM

35 $.25596 60 $.54046 85 $ .85064
36 .26455 61 .55426 86 .85911
37 .27340 62 .56813 87 .86718
38 .28250 63 .58205 88 .87496
39 .29185 64 .59597 89 .88256

40 .30144 65 .60986 90 .89014
41 .31126 66 .62371 91 .89787
42 .32131 67 .63752 92 .90599
43 .33161 68 .65130 93 .91476
44 .34214 69 .66506 94 .92440

45 .35292 70 .67876 95 .93510
46 .36393 71 .69237 96 .94681
47 .37518 72 .70579 97 .95911
48 .36669 73 .71895 98 .97113
49 .39844 74 .73177 99 .98021

50 .41045 75 .74420 100 1.00000
51 .42268 76 .75623
52 .43513 77 .76791
53 .44776 78 .77929
54 .46057 79 .79043

55 .47352 80 .80134
56 .48661 81 .81199
57 .49985 82 .82233
58 .51324 83 .83226
59 .52678 84 .84170

[LOGO]

PAGE 4A (VL-83-M)

ENDORSEMENTS
(Only we can endorse this contract.)

GENERAL PROVISIONS

Definitions.--We define here some of the words and phrases used all through this contract. We explain others, not defined here, in other parts of the text.

We, Our, Us and Company.--Pruco Life Insurance Company, an Arizona Corporation.

You and Your.--The owner of the contract.

Insured.--The person named as the Insured on the first page. He or she need not be the owner.

Example: Suppose we issue a contract on the life of your spouse. You applied for it and named no one else as owner. Your spouse is the Insured and you are the owner.

SEC.--The Securities and Exchange Commission.

Issue Date.--The contract date.

Monthly Date.--The date on which we compute variable insurance amounts. It occurs on the contract date and on the same day as the contract date in each later month.

Example: If the contract date is March 9, 1986, the Monthly Dates are each March
9, April 9, May 9 and so on.

Anniversary or Contract Anniversary.--The same day and month as the contract date in each later year.

Example: If the contract date is March 9, 1986, the first anniversary is March
9, 1987. The second is March 9, 1988, and so on.

Contract Year.--A year that starts on the contract date or on an anniversary.

Example: If the contract date is March 9, 1986, the first contract year starts then and ends on March 8, 1987. The second starts on March 9, 1987 and ends on
March 8, 1988, and so on.

Contract Month.--A month that starts on a Monthly Date.

Example: If March 9, 1986 is a Monthly Date, a contract month starts then and ends on April 8, 1986. The next contract month starts on April 9, 1986 and ends on May 8, 1986, and so on.

Attained Age.--The Insured's attained age at any time is the issue age plus the length of time since the contract date. You will find the issue age near the top of page 3.

The Contract.--This policy and the application, a copy of which is attached, form the whole contract. We assume that all statements in the application were made to the best of the knowledge and belief of the person(s) who made them; in the absence of fraud they are deemed to be representations and not warranties.
We relied on those statements when we issued the contract. We will not use any statement, unless made in the application, to try to void the contract or to deny a claim.

Contract Modifications.--Only a Company officer may agree to modify this contract, and then only in writing.

Non-participating.--This contract will not share in our profits or surplus earnings. We will pay no dividends on it.

Service Office.--This is the office that will service this contract. Its mailing address is the one we show on the Contract Data page, unless we notify you of another one.

Ownership and Control.--Unless we endorse this contract to say otherwise: (1)
the owner of the contract is the Insured; and (2) while the Insured is living the owner alone is entitled to (a) any contract benefit and value, and (b) the exercise of any right and privilege granted by the contract or by us.

Suicide Exclusion.--If the Insured, whether sane or insane, dies by suicide within two years from the issue date, we will pay no more under this contract than the sum of the premiums paid.

Currency.--Any money we pay, or that is paid to us, must be in United States currency. Any amount we owe will be payable at our Service Office.

(Continued on Next Page)

Page 5 (VL--83)

GENERAL PROVISIONS (Continued)

Misstatement of Age or Sex.--If the Insured's stated age or sex or both are not correct, we will change each benefit and any amount to be paid to what the premium would have bought for the correct age and sex.

The Schedule of Premiums may show that premiums change or stop on a certain date. We may have used that date because the Insured would attain a certain age on that date. If we find that the issue age was wrong, we will correct that date.

Incontestability.--Except for non-payment of premium, we will not contest this contract after it has been in force during the Insured's lifetime for two years from the issue date.

Assignment.--We will not be deemed to know of an assignment unless we receive it, or a copy of it, at our Service Office. We are not obliged to see that an assignment is valid or sufficient.

Annual Report.--Each year we will send you a report. It will show: (1) the insurance amount; (2) the net cash value; (3) the amount of net cash value in each subaccount; and (4) any contract debt and the interest on the debt for the prior year. The report will, of course, include any other data that may be currently required where this contract is delivered. No report will be sent if this contract is being continued under any contract value options provision.

Payment of Death Claim.--If we settle this contract in one sum as a death claim, we will usually pay the proceeds within 7 days after we receive at our Service
Office proof of death and any other information we need to pay the claim. But we have the right to defer paying any portion of the proceeds equal to the variable insurance amount if (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) the SEC lets us defer payment to protect our contract owners.

BENEFICIARY

You may designate or change a beneficiary. Your request must be in writing and in a form that meets our needs. It will take effect only when we file it at our
Service Office; this will be after you send the contract to us to be endorsed, if we ask you to do so. Then any previous beneficiary's interest will end as of the date of the request. It will end then even if the Insured is not living when we file the request. Any beneficiary's interest is subject to the rights of any assignee of whom we know.

When a beneficiary is designated, any relationship shown is to the Insured, unless otherwise stated. To show priority, we may use numbered classes, so that the class with first priority is called class 1, the class with next priority is called class 2, and so on. When we use numbered classes, these statements apply to beneficiaries unless the form states otherwise:

1. One who survives the Insured will have the right to be paid only if no one in a prior class survives the Insured.

2. One who has the right to be paid will be the only one paid if no one else in the same class survives the Insured.

3. Two or more in the same class who have the right to be paid will be paid in equal shares.

4. If none survives the Insured, we will pay in one sum to the Insured's estate.

Example: Suppose the class 1 beneficiary is Jane and the class 2 beneficiaries are Paul and John. We owe Jane the proceeds if she is living at the Insured's death. We owe Paul and John the proceeds if they are living then but Jane is not. But if only one of them is living, we owe him the proceeds. If none of them is living we owe the Insured's estate.

Beneficiaries who do not have a right to be paid under these terms may still have a right to be paid under the Automatic Mode of Settlement.

Before we make a payment, we have the right to decide what proof we need of the identity, age or any other facts about any persons designated as beneficiaries.
If beneficiaries are not designated by name and we make payment(s) based on that proof, we will not have to make the payment(s) again.

Page 6 (VL--83)

PREMIUM PAYMENT AND REINSTATEMENT

Payment of Premiums.--The Schedule of Premiums shows the amounts of the premiums, how often and when they must be paid. We tell you below how you may be able to have them fall due either more or less often. Due dates occur only while the Insured is living. The premium period, which we show on the first page, starts on the contract date. Each premium is to be paid by its due date. It may be paid at our Service Office or to any of our authorized representatives. If we are asked to do so, we will give a signed receipt. A premium is in default if it is not paid when it is due.

Change of Frequency.--You may ask us in writing to have premiums fall due either more or less often. If we agree, we will make the change and tell you what the new premiums are and when they are due. The more often premiums are due, the larger the total amount that will have to be paid for a contract year.

Grace Period.--We grant 31 days of grace for paying each premium except the first one. If a premium has not been paid by its due date, the contract will stay in force during its days of grace. If a premium has not been paid when its days of grace are over, the contract will end and have no value, except as we state under Contract Value Options. If a premium is paid during the grace period, all benefits will be the same as they would have been if the premium had been paid on its due date.

Premium Adjustment.--The Insured might die while no premium is in default. If so, we will make an adjustment so that the proceeds will include that part of the last premium paid which is more than was needed to pay premiums through the date of death. Or the Insured might die in the days of grace of a premium in default. If so, the amount needed to pay premiums through the date of death is due us. We will make an adjustment so that the proceeds will not include that amount.

Example. Suppose the contract date is in 1986. An annual premium of $400 due in
1988 is paid. The Insured dies nine months later. The proceeds will include about $100 from the premium, since $300 was enough to pay premiums through the date of death. The proceeds could include slightly more or less than $100 since some months have more days than others.

This contract might have an extra benefit that insures someone other than the
Insured. And there might be a claim under that benefit while the Insured is living and in the days of grace of a premium in default. In this case, we will subtract any premium in default when we settle the claim.

Reinstatement.--You may reinstate this contract after the days of grace of a premium in default. All these conditions must be met:

1. Premium payment must not be in default more than three years.

2. You must not have surrendered the contract to us for its net cash value.

3. You must give us any facts we need to satisfy us that the Insured is insurable for the contract.

4. We must be paid the larger of amounts (a) and (b), where (a) is equal to the total of all premiums in arrears with compound interest at 6% a year, and (b) is equal to the total premiums in arrears for any extra benefits with compound interest at 6% a year, plus 110% of the difference between the net cash value that would apply upon reinstatement and the net cash value that applied just before reinstatement. When we compute the net cash value upon reinstatement, we assume that each premium was paid when due and was allocated to subaccounts in accord with your most recent request. We also assume that any loan continued to bear interest, which was not paid when due, thus reducing the investment base in accord with the Loans provision.

5. Any contract debt must be restored or paid back with interest to date at
5-1/2% a year. If that debt with interest would exceed the loan value of the reinstated contract, the excess must be paid to us before reinstatement.

Example: Suppose a premium due May 1st is not paid on time. The contract will stay in force until June 1st whether the premium is paid or not. If the premium is not paid by June 1st, you must meet all the above conditions if you want to reinstate the contract.

After reinstatement, the contract will have the same investment base and the same insurance amount as if no premium had been in default. We explain investment base on page 9 and insurance amount on page 8.

Page 7 (VL--83)

INSURANCE PROVISIONS

Insurance Amount.--The insurance amount on any date is equal to the sum of the face amount, which we show on the first page, and the variable insurance amount for that date, if it is more than zero.

Variable Insurance Amount.--The variable insurance amount is zero on the contract date. On any Monthly Date after the contract date, it is equal to the sum of (a) what it was on the prior Monthly Date, and (b) the variable adjustment amount for the current Monthly Date. It can be less than, equal to.
or more than zero. On any date other than a Monthly Date, it is equal to what it was on the prior Monthly Date.

Variable Adjustment Amount.--The variable adjustment amount for any Monthly Date is equal to (a) divided by (b), where (a) is the excess investment return for the contract month ending just before the Monthly Date, and (b) is the net single premium at the Insured's attained age on the Monthly Date.

We show the net single premiums on the Contract Data page(s); we explain excess investment return on page 9. If the excess investment return for a contract month is less than zero, the variable adjustment amount for the next Monthly
Date will be less than zero.

SEPARATE ACCOUNT

The Account.--The word account, where we use it in this contract without qualification, means the Pruco Life Variable Insurance Account. This is a unit investment trust registered with the SEC under the Investment Company Act of
1940. It is also subject to the laws of Arizona. We own the assets of the account; we keep them separate from the assets of our general investment account. We established the account to support variable life insurance contracts. But we do not use it to support this contract if the contract is being continued under any contract value options provision.

Subaccounts.--The account has several subaccounts. We list them on the Contract
Data page(s). You determine, using percentages, how net premiums will be allocated among the subaccounts. You may choose to allocate nothing to a particular subaccount. But any allocation you make must be at least 10%; you may not choose a fractional percent.

Example: You may choose a percentage of 0, or 100, or 10, 11, 12 and so on, up to 90. But you may not choose a percentage of 1 through 9, or 91 through 99, or any other percent that is not a whole number.

The allocation of net premiums that took effect on the contract date is shown on the Contract Data page(s). You may change the allocation for future net premiums at any time if all due premiums have been paid. To do so, you must notify us in writing and in a form that meets our needs. The change will take effect on the first premium due date on or after the date we receive your notice at our
Service Office.

A premium might be due when the investment base is less than zero. In that case, if we receive that premium, we will first use as much of the net premium as we need to increase the assets in each subaccount to which amounts are allocated to zero. We will then allocate any remainder of the net premium in accord with your most recent request.

The Fund.--The word fund, where we use it in this contract without qualification, means the one we identify under the heading Fund on the Contract
Data page(s). The fund is registered with the SEC under the Investment Company
Act of 1940 as an open-end diversified management investment company. The fund has several portfolios; there is a portfolio that corresponds to each of the subaccounts of the account. We also list these portfolios on the Contract Data page(s).

Account Investments.--We use the assets of the account to buy shares in the fund. Each subaccount is invested in a corresponding specific portfolio. Income and realized and unrealized gains and losses from assets in each subaccount are credited to, or charged against, the subaccount. This is without regard to income, gains, or losses in our other investment accounts.

We will determine the value of the assets in the account at the end of each business day. When we use the term business day, we mean a day when the New York
Stock Exchange is open for trading. We might need to know the value of an asset on a day that is not a business day or on which trading in that asset does not take place. In this case, we will use the value of that asset as of the end of the last prior business day on which trading took place.

Example: If we need to know the value of an asset on a Sunday, we will normally use the value of the asset as of the end of business on Friday.

We will always keep assets in the account with a total value at least equal to the amount of the investment bases under contracts like this one. To the extent those assets do not exceed this amount, we use them only to support those contracts; we do not use those assets to support any other business we conduct.
We may use any excess over this amount in any way we choose.

(Continued on Next Page)
Page 8 (VL--83)

SEPARATE ACCOUNT (Continued)

Change in Investment Policy.--A portfolio of the fund might make a material change in its investment policy. In that case, we will send you a notice of the change. Within 60 days after you receive the notice, or within 60 days after the effective date of the change, if later, you may exchange this contract for a new contract of fixed benefit insurance on the Insured's life. The conditions for exchange, and the specifications for the new contract, are described under
Exchange of Contract on page 14.

Change of Fund.--A portfolio might, in our judgment, become unsuitable for investment by a subaccount. This might happen because of a change in investment policy, or a change in the laws or regulations, or because the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another portfolio of the fund, or to invest in a fund other than the one we show on the Contract Data page(s). But we would first seek approval from the SEC and, where required, the insurance regulator where this contract is delivered.

INVESTMENT BASE AND RETURN ON INVESTMENT

Investment Base.--The investment base for this contract is the amount we use to compute the excess investment return and the variable insurance amount. The investment base is allocated among the subaccounts. The amount of the investment base and its allocation to subaccounts depend on (1) how you choose to allocate net premiums; (2) whether or not you transfer amounts among subaccounts, as we discuss below; (3) the investment performance of the subaccounts to which amounts are allocated or transferred; and (4) whether or not you take any loan.
The investment base exists only if the contract is in force with no premium in default past its days of grace.

Base on Monthly Date.--On a Monthly Date, the investment base is equal to the sum of these three items:

1. the net cash value on the Monthly Date (we explain net cash value under
Contract Value Options);

2. on any loan, the interest we have charged that is not yet due and that we have not yet added to the loan (we explain these terms under Loans); and

3. during the first contract year, the issue charge instalments due during the rest of the year (we show this charge on the Contract Data page(s).

Base on Other Dates.--On a date other than a Monthly Date, the investment base is equal to:

1. what it was on the prior Monthly Date; plus

2. any increase due to investment results in the value of the subaccounts to which amounts are allocated; minus

3. any decrease due to investment results in the value of the subaccounts to which amounts are allocated; minus

4. a charge against the investment base at a rate of not more than .0009572% a day (.35% a year) for mortality and expense risks that we assume; minus

5. any amount charged against the investment base for federal or state income taxes; minus

6. any loan you made since the prior Monthly Date; plus

7. any loan principal you paid back since the prior Monthly Date.

Assumed Rate of Return.--The assumed rate of return is an effective rate of 4% a year. This is the same as .01074598% a day compounded daily. We use this daily rate when we make computations for less than a whole year.

Excess Investment Return.--The excess investment return for any period is equal to:

1. the investment base at the end of the period; minus

2. what the investment base would have been at the end of the period if: (a) the value of the assets in the subaccounts to which amounts are allocated had earned interest at a rate equal to the assumed rate of return during the period; and
(b) we had made no charge for the mortality and expense risks described in item
4 under Base on Other Dates, or for federal or state income taxes.

The excess investment return can be less than, equal to, or more than zero. If a premium was paid and accepted under the terms of this contract, then for the purpose of computing the excess investment return it will be deemed to have been paid as of its due date.

Transfers Among Subaccounts.--You may transfer amounts among subaccounts as often as four times in a contract year, if all due premiums have been paid. To do so, you must notify us in writing and in a form that meets our needs. The transfer will take effect on the date we receive your notice at our Service
Office.

Page 9 (VL--83)

ENDORSEMENTS
(Only we can endorse this contract.)

CONTRACT VALUE OPTIONS

(NONFORFEITURE BENEFITS ARE DESCRIBED HERE)

Benefit After the Grace Period.--If a premium is in default past its days of grace and if the net cash value (which we describe under Cash Value Option) is more than zero, we will use that value to keep the contract in force as one of two kinds of insurance. One kind is extended insurance. The other is reduced paid-up insurance. We describe both below. You will find under Automatic Benefit which kind it will be. Any extra benefit(s) will, of course, end as soon as a premium is in default past its days of grace unless the form that describes it states otherwise.

Extended Insurance.--This will be term insurance on the Insured's life. We will pay the amount of term insurance if the Insured dies in the term we describe below. Before the end of the term there will be cash values but no loan value.
The amount of term insurance will be equal to the insurance amount on the due date of the premium in default, minus any contract debt. The amount of the insurance will not vary. The term is a period of time that will start on the due date of the premium in default. The length of the term will be what is provided when we use the net cash value as a net single premium for extended term insurance. The length of the term will depend on the net cash value, the amount of insurance, the Insured's issue age and sex, and on the length of time since the contract date. (The net single premiums that we refer to here are not those we show on the Contract Data page(s). The ones we show there are used to compute the variable insurance amount.)

Example: Suppose the face amount is $50,000. On the day a premium is due, the variable insurance amount is $5,740. There is contract debt of $1,300. If the premium due is not paid at the end of its days of grace, the amount of term insurance will be $53,840. This comes from the insurance amount of $55,140 (the face amount of $50,000 plus the variable insurance amount $5,140) minus the
$1,300 contract debt. The term insurance will last as long as the net cash value will provide it.

There may be extra days of term insurance. This will occur if, on the due date of the premium in default, the term of extended insurance provided by the net cash value does not exceed 90 days, or the number of days for which premiums have been paid, if less. The number of extra days will be (1) 90, or the number of days for which premiums have been paid, if less, minus (2) the number of days of extended insurance that would be provided by the net cash value, if there were no contract debt. The extra days, if any, start on the day after the last day of term insurance provided by the net cash value, if any. If there is no such term insurance, they start on the due date of the premium in default. The term insurance for the extra days has no cash value. There will be no extra days if you replace the extended insurance with reduced paid-up insurance or you surrender the contract before the extra days start.

Reduced Paid-up Insurance.--This will be paid-up life insurance on the Insured's life. We will pay the amount of this insurance when the Insured dies. There will be cash values and loan values.

The amount of this insurance will be what is provided when we use the net cash value at the net single premium rate. This rate depends on the Insured's issue age and sex and on the length of time since the contract date. The amount of this insurance will not vary.

Computations.--We will make all computations for either of these benefits as of the due date of the premium in default. But we will consider any loan you take
Out or pay back in the days of grace of that premium.

Automatic Benefit.--When a premium is in default past its days of grace, the contract will stay in force as extended insurance. But it will stay in force as reduced paid-up insurance if we issued the contract in a rating class for which we do not provide extended insurance. In this case, the phrase No Extended
Insurance is in the Rating Class on page 3.

Optional Benefit.--You may choose to replace any extended insurance that has a cash value by reduced paid-up insurance. To make this choice, you must do so in writing to us and in a form that meets our needs, not more than three months after the due date of the premium in default. You must also send the contract to us to be endorsed.

Cash Value Option.--You may surrender this contract for its net cash value, if this value is more than zero. If this value is less than zero, the proceeds on surrender will be equal to zero. To do so, you must ask us in writing and in a form that meets our needs. You must also send the contract to us. Here is how we will compute the net cash value:

1. On a Monthly Date if no premium is in default: The net cash value on a
Monthly Date will be equal to (a) the tabular cash value on that date; plus (b)
the net single premium at the Insured's then attained age for the variable insurance amount that applies on that date; minus (c) if that date is a premium due date, and the premium has not

(Continued on Next Page)

Page 11 (VL--83)

CONTRACT VALUE OPTIONS (Continued)

been paid, the net premium that applies on that date; minus (d) any contract debt; minus (e) in the first contract year, any issue charge instalments that have not yet been paid. The amount of (b) will be less than zero if the variable insurance amount is less than zero.

2. On any other date if no premium is in default: The net cash value on a date other than a Monthly Date will be equal to (a) the tabular cash value on that date; plus (b) the net single premium at the Insured's then attained age for the variable insurance amount that applies on that date; plus (c) the excess investment return since the last Monthly Date; minus (d) any contract debt;
minus (e) in the first contract year, any issue charge instalments that have not yet been paid. The amount of (b) will be less than zero if the variable insurance amount is less than zero.

3. During the days of grace of a premium in default: The net cash value on any date will be the net cash value as of the due date of the first unpaid premium plus the excess investment return since that due date. But we will adjust this value for any loan you took out or paid back since that due date.

4. After the days of grace of a premium in default: The net cash value as of any date will be the net value on that date of any extended insurance benefits then in force. Or it will be the net value on that date of any reduced paid-up insurance benefits then in force, less any contract debt. However, within 30 days after an anniversary, the net cash value will not be less than it was on that anniversary. We will, of course, adjust it for any loan you took out or paid back since that anniversary.

If the due date of a paid premium is on or after the date a contract value option takes effect, we will pay that premium to you in cash.

If all due premiums have been paid, or during the days of grace of a premium in default, we will usually pay any cash value within 7 days after we receive your request and the contract at our Service Office. But we have the right to defer payment if (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) the SEC lets us defer payments to protect our contract owners.

If a premium is in default past its days of grace, we have the right to postpone paying a cash value for up to six months. If we do so for more than 30 days, we will pay interest at the rate of 3% a year.

Tabular Values.--In the table on page 4 we show tabular values at the ends of contract years. The tabular value at the beginning of the first contract year is the net premium then due. If we need to compute tabular values at some time during a contract year, we will count the time since the start of the year and any premiums paid for the year. We will let you know the tabular values for other durations if you ask for them.

ENDORSEMENTS
(Only we can endorse this contract.)

Page 12 (VL--83) Printed in U.S.A.

LOANS

Loan Requirements.--On or after the first contract anniversary, you may borrow from us on the contract. All these conditions must be met:

1. The Insured must be living.

2. The contract must be in force other than as extended insurance.

3. The contract debt will not be more than the loan value. (We explain these phrases below.)

4. As sole security for the loan, you must assign the contract to us in a form that meets our needs.

5. Except when used to pay premiums on this contract, the amount you borrow at any one time must be at least $500.

If there is already contract debt when you borrow from us, we will add the new amount you borrow to that debt.

Contract Debt.--Contract debt at any time means the loan on the contract plus the interest we have charged that is not yet due and that we have not yet added to the loan.

Loan Value.--During the first contract year the loan value is zero. After the first contract year, it is 75% of the sum of the net cash value and any existing contract debt.

If the difference between the loan value and any existing contract debt is $500 or more, you may borrow any amount from $500 up to that difference. If the difference is less than $500, you may not borrow any amount unless it is to pay premiums on this contract.

Example 1: Suppose the net cash value is $8,000. You borrowed $1,500 a few months ago. Suppose also that now there is interest of $40 charged but not yet due. The contract debt is now $1,540, which is made up of the $1,500 loan and the $40 interest.

Example 2: Suppose, in example 1, you want to borrow all that you can. The loan value is $7,155; to compute it we add the net cash value ($8,000) to the contract debt ($1,540) and take 75% of the sum. We will lend you $5,615 which is the difference between the $7,155 loan value and the $1,540 contract debt. This will increase the contract debt to $7,155. We will add the new amount borrowed to the existing loan and will charge interest on it, too.

There are three exceptions to the above definition of loan value. The first is that in the days of grace of a premium in default, the loan value is what it was on the due date of that premium, plus 75% of the excess investment return since that date. The second is that if the contract is in force as reduced paid-up insurance we use anniversaries and not premium due dates to find the loan value since there are no more of those due dates. The third is that if the contract is in force as reduced paid-up insurance, the loan value is the amount that would grow with interest to equal the net single premium on the next anniversary.

Interest Charge.--We will charge interest daily on any loan. The loan interest rate is 5 1/2% a year. Interest is due on each contract anniversary, or when the loan is paid back if that comes first. If interest is not paid when due, it will become part of the loan. Then we will start to charge interest on it, too.

Example 3: Suppose the contract date is in 1987. Six months before the anniversary in 1996 you borrow $1,000 out of a $4,000 loan value. Three months later, but still three months before the anniversary, we will have charged about
$13.75 interest. This amount will be a few cents more or less than $13.75 since some months have more days than others. The interest will not be due until the anniversary unless the loan is paid back sooner. The loan will still be $1,000.
The contract debt will be $1,013.75, since contract debt includes interest charged but not yet due. On the anniversary in 1996 we will have charged about
$27.50 interest. The interest will then be due.

Example 4: Suppose the $27.50 interest in example 3 is paid on the anniversary.
The loan and contract debt will each become $1,000 right after the payment.

Example 5: Suppose the $27.50 interest in example 3 is not paid on the anniversary. The interest will become part of the loan, and we will begin to charge interest on it, too. The loan and contract debt will each become
$1,027.50.

Repayment.--All or part of any contract debt may be paid back at any time while the Insured is living. But if there is contract debt at the end of the last day of grace of a premium in default, it may be paid back only if the contract is reinstated. When we settle the contract, any contract debt is due us. We will make an adjustment so that the proceeds will not include the amount of that debt.

(Continued on Next Page)

Page 13 (VL--83)

LOANS (Continued)

Effect of a Loan.--When you take a loan, we will reduce the investment base by the amount you borrow. We will also reduce the investment base by interest that becomes part of the loan because it is not paid when due. When you repay part or all of a loan we will increase the investment base by the amount you repay. We will not increase the investment base by interest that is paid before we make it part of the loan. We will allocate loans and repayments among the subaccounts in proportion to the investment base in each subaccount as of the date of the loan or repayment. Only the amount of the investment base will reflect the investment results of the subaccounts. Since the amount you borrow is removed from the investment base, a loan will have a permanent effect on the death benefit and net cash value of this contract. The longer the loan is outstanding, the greater this effect is likely to be.

Example 6: Suppose the contract's investment base is $15,000 and that $10,000 is in subaccount A and $5,000 is in subaccount B. If you make a $9,000 loan we will reduce the amount in subaccount A by $6,000 and the amount in subaccount B by
$3,000.

Suppose that sometime later, when the investment base in each of the two subaccounts is the same, you choose to repay the $9,000 loan. We will add $4,500 to the amount in each subaccount.

Excess Contract Debt.--If contract debt ever becomes equal to or more than what the net cash value would be if there were no contract debt, all the contract's benefits will end 31 days after we mail a notice to you and any assignee of whom we know. Also, we may send a notice to the Insured's last known address. In the notice we will state the amount that, if paid to us, will reduce the contract debt enough to keep the contract's benefits from ending for a limited time.

Payment of Loan.--We will usually make a loan within 7 days after we receive your request at our Service Office. But we have the right to defer making the loan if (1) the New York Stock Exchange is closed; or (2) the SEC requires that trading be restricted or declares an emergency; or (3) the SEC lets us defer payments to protect our contract owners. If the contract is in force as reduced paid-up insurance, we have the right to defer making a loan for up to 8 months.

ENDORSEMENTS (Only we can endorse this contract.)

Page 13a (VL--83)

EXCHANGE OF CONTRACT

Right to Exchange.--Before the second anniversary you may exchange this contract for a new contract of fixed benefit insurance on the Insured's life. You will not have to prove to us that the Insured is insurable. Also, you may make such an exchange at any time if there is a material change in the investment policy of a portfolio (see Change in Investment Policy on page 9). When we use the phrase new contract we mean the contract for which this contract may be exchanged.

Conditions.--Your right to make this exchange is subject to all these conditions: (1) You must ask for the exchange in writing and in a form that meets our needs. (2) You must surrender the contract to us. (3) We must have your request and the contract at our Service Office while the contract is in force with no premium in default past its days of grace. (4) You must pay back any contract debt under this contract.

Exchange Date.--The exchange date will be the later of: (1) the date we receive the contract and your request at our Service Office; and (2) the date we receive the payment, if any, required for the exchange. The new contract will take effect on the exchange date only if the Insured is then living. If the new contract takes effect, this contract will end just before the exchange date.

Contract Specifications.--The new contract will be on the Life Paid Up at Age 85 plan (Life Paid Up at Age 65 plan if the issue age for this contract is less than age 15) issued by The Prudential Insurance Company of America. The new

contract will have a face amount equal to the face amount of this one. It will have the same contract date and issue age as this contract and be in the same rating class.

This contract might include an extra benefit. And a similar kind of benefit might have been regularly offered in contracts like the new one on the date the extra benefit took effect in this contract. In that case, if you ask for it in your request for the exchange, that similar kind of benefit will be put in the new contract. When we use the phrase contracts like the new one, we mean contracts that were, on the contract date of this contract, regularly issued on the same plan as the new one and for the same rating class, amount, issue age and sex.

The amount of any accidental death benefit included in the new contract in accord with this provision will be the same as the amount of the accidental death benefit in this contract.

If a benefit for waiving premiums is included in the new contract in accord with this provision, any premiums to be waived under the new contract for a disability that began before the exchange date must be at the frequency that was in effect for this contract when the disability started. But premiums will not be waived under the new contract unless it has a benefit for waiving premiums in the event of disability. This will be so even if we have waived premiums under this contract.

There may be a cash adjustment on exchange. If the exchange is made before the second anniversary, the adjustment will be based on any difference in premiums between this contract and the new one for those benefits carried over to the new contract. If the exchange is made on or after the second anniversary, the adjustment will be based on any difference in net cash values between this contract and the new one. For this purpose the net cash value of the new contract is what the proceeds of the new contract would be if it were surrendered immediately after the exchange. The adjustment may be either a charge or an allowance.

We will determine the charge or allowance as of the date we receive this contract and your written request for the exchange at our Service Office.

Other Exchanges.--You may be able to have this contract changed to another plan of life insurance either with us or with an affiliate of ours other than in accord with the requirements for exchange that we state above. But any change may be made only if we consent and will be subject to conditions and charges that are then determined.

Page 14 (VL--83)

ENDORSEMENTS
(Only we can endorse this contract.)

Page 14a (VL--83) Printed In U.S.A.

SETTLEMENT OPTIONS

Payee Defined.--In these provisions and under the Automatic Mode of Settlement, the word Payee means a person who has a right to receive a settlement under the contract. Such a person may be the Insured, the owner, a beneficiary, or a contingent payee.

Choosing an Option.--While the Insured is living you may choose, or change the choice of, an option for all or part of the proceeds that may arise from the

Insured's death. The requirements are the same as those to designate or change a beneficiary. We describe them under Beneficiary.

A Payee may choose an option for all or part of any proceeds or residue that becomes payable to him or her in one sum. We describe residue later on this page.

In some cases, you or another Payee will need our consent to choose an option.
We describe these cases under Conditions.

Options Described.--Here are the options we offer. We may also consent to other arrangements.

Option 1 (Instalments for a Fixed Period).--We will make equal payments for up to 25 years based on the Option 1 Table. The payments will include interest at an effective rate of 3-1/2% a year. We may credit more interest. If and while we do so, the payments will be larger.

Option 2 (LIfe Income).--We will make equal monthly payments for as long as the person on whose life the settlement is based lives, with payments certain for the period chosen. The choices are either ten years (10-Year Certain) or until the sum of the payments equals the amount put under this option (Instalment
Refund). The amount of each payment will be based on the Option 2 Table and on the sex and age, on the due date of the first payment, of the person on whose life the settlement is based. But if a choice is made more than two years after the Insured's death, we may use the Option 2 payment rates in individual annuity contracts or life insurance contracts we regularly issue, based on United States currency, on the due date of the first payment. On request, we will quote the payment rates in contracts we then issue. We must have proof of the date of birth of the person on whose life the settlement is based. If on the due date of the first payment under this option, we have declared a higher payment rate under the option, we will base the payments on that higher rate.

Option 3 (Interest Payment).--We will hold an amount at interest. We will pay interest at an effective rate of at least 3% a year ($30.00 annually. $14.89 semi-annually, $7.42 quarterly or $2.47 monthly per $1,000). We may pay more interest.

Option 4 (Instalments of a Fixed Amount).--We will make equal annual, semi-annual, quarterly or monthly payments if they total at least $90 a year for each $1,000 put under this option. We will credit the unpaid balance with interest at an effective rate of at least 3-1/2% a year. We may credit more interest. If we do so, the balance will be larger. The final payment will be any balance equal to or less than one payment.

First Payment Due Date.--Unless a different date is stated when the option is chosen: (1) the first payment for Option 3 will be due at the end of the chosen payment interval; and (2) the first payment for any of the other options will be due on the date the option takes effect.

Residue Described.--For Options 1 and 2, residue on any date means the then present value of any unpaid payments certain. We will compute it at an effective interest rate of 3 1/2% a year. But we will use the interest rate we used to compute the actual Option 2 payments if they were not based on the table in this contract.

For Options 3 and 4, residue on any date means any unpaid balance with interest to that date.

For Option 2, residue does not include the value of any payments that may become due after the certain period.

(Continued on Next Page)

Page 15 (VL--83)

SETTLEMENT OPTIONS (Continued)

OPTION 1 TABLE
----------------------------
MINIMUM AMOUNT OF
MONTHLY PAYMENT FOR
EACH $1,000, THE FIRST
PAYABLE IMMEDIATELY
----------------------------
Number of Monthly
Years Payment
----------------------------
1 $84.65
2 43.05
3 29.19
4 22.27
5 18.12

6 15.35
7 13.38
8 11.90
9 10.75
10 9.83

11 9.09
12 8.46
13 7.94
14 7.49
15 7.10

16 6.76
17 6.47
18 6.20
19 5.97
20 5.75

21 5.56
22 5.39
23 5.24
24 5.09
25 4.96
----------------------------
Multiply the monthly amount
by 2.989 for quarterly,
5.952 for semi-annual or
11.804 for annual.
----------------------------
OPTION 2 TABLE
- -------------------------------------------------------------------------------------
MINIMUM AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000, THE FIRST PAYABLE IMMEDIATELY
- -------------------------------------------------------------------------------------
KIND OF LIFE INCOME KIND OF LIFE INCOME
----------------------------- -----------------------------
10-Year Instalment 10-Year Instalment
AGE Certain Refund AGE Certain Refund
LAST ----------------------------- LAST -----------------------------
BIRTHDAY Male Female Male Female BIRTHDAY Male Female Male Female
- -------------------------------------------------------------------------------------

10 $3.18 $3.11 $3.17 $3.10 45 $4.06 $3.82 $3.99 $3.78
and under 46 4.12 3.86 4.03 3.81
11 3.19 3.12 3.18 3.11 47 4.17 3.90 4.08 3.85
12 3.20 3.13 3.19 3.12 48 4.23 3.94 4.13 3.90
13 3.21 3.14 3.20 3.13 49 4.28 3.99 4.18 3.94
14 3.22 3.15 3.21 3.14
50 4.35 4.04 4.24 3.98
15 3.24 3.16 3.23 3.15 51 4.41 4.09 4.29 4.03
16 3.25 3.17 3.24 3.16 52 4.48 4.15 4.35 4.08
17 3.27 3.19 3.25 3.18 53 4.55 4.21 4.41 4.13
18 3.28 3.20 3.27 3.19 54 4.62 4.27 4.48 4.19
19 3.30 3.21 3.28 3.20
55 4.70 4.33 4.55 4.24
20 3.31 3.22 3.30 3.21 56 4.78 4.40 4.62 4.30
21 3.33 3.24 3.32 3.23 57 4.86 4.47 4.69 4.37
22 3.35 3.25 3.33 3.24 58 4.95 4.54 4.77 4.43
23 3.36 3.26 3.35 3.25 59 5.05 4.62 4.86 4.50
24 3.38 3.28 3.37 3.27
60 5.15 4.71 4.94 4.58
25 3.40 3.30 3.39 3.29 61 5.25 4.79 5.03 4.66
26 3.42 3.31 3.41 3.30 62 5.36 4.89 5.13 4.74
27 3.45 3.33 3.43 3.32 63 5.48 4.98 5.23 4.82
28 3.47 3.35 3.45 3.34 64 5.60 5.09 5.34 4.92
29 3.49 3.37 3.47 3.35
65 5.73 5.20 5.45 5.01
30 3.52 3.39 3.49 3.37 66 5.87 5.31 5.57 5.11
31 3.54 3.41 3.52 3.39 67 6.01 5.43 5.70 5.22
32 3.57 3.43 3.54 3.41 68 6.15 5.56 5.83 5.34
33 3.60 3.45 3.57 3.44 69 6.30 5.70 5.97 5.46
34 3.63 3.47 3.60 3.46
70 6.46 5.84 6.11 5.58
35 3.66 3.50 3.63 3.48 71 6.62 5.99 6.27 5.72
36 3.69 3.52 3.66 3.50 72 6.79 6.15 6.43 5.86
37 3.72 3.55 3.69 3.53 73 6.96 6.31 6.60 6.01
38 3.76 3.58 3.72 3.56 74 7.13 6.49 6.78 8.18
39 3.80 3.61 3.75 3.58
75 7.30 6.67 6.97 6.35
40 3.84 3.64 3.79 3.61 76 7.48 6.85 7.17 6.53
41 3.88 3.67 3.82 3.64 77 7.66 7.04 7.38 6.72
42 3.92 3.70 3.86 3.67 78 7.83 7.24 7.60 6.93
43 3.97 3.74 3.90 3.71 79 8.00 7.44 7.83 7.15
44 4.01 3.78 3.94 3.74
80 8.17 7.64 8.07 7.38
and over
- -------------------------------------------------------------------------------------

(Continued on Next Page)
Page 16 (VL--83)

SETTLEMENT OPTIONS (Continued)

Withdrawal of Residue.--Unless otherwise stated when the option is chosen: (1)
under Options 1 end 2 the residue may be withdrawn: and (2) under Options 3 and
4 all, or any part not less than $100, of the residue may be withdrawn. If an
Option 3 residue is reduced to less than $1,000, we have the right to pay it in one sum. Under Option 2, withdrawal of the residue will not affect any payments that may become due after the certain period; the value of those payments cannot be withdrawn. Instead, the payments will start again if they were based on the life of a person who lives past the certain period.

Designating Contingent Payee(s).--A Payee under an option has the right, unless otherwise stated, to name or change a contingent payee to receive any residue at that Payee's death. This may be done only if (1) the Payee has the full right to withdraw the residue; or (2) the residue would otherwise have been payable to that Payee's estate at death.

A Payee who has this right may choose, or change the choice of, an option for all or part of the residue. In some cases, the Payee will need our consent to choose or change an option. We describe these cases under Conditions.

Any request to exercise any of these rights must be in writing and in a form that meets our needs. It will take effect only when we file it at our Service
Office. Then the interest of anyone who is being removed will end as of the date of the request, even if the Payee who made the request is not living when we file it.

Changing Options.--A Payee under Option 1, 3 or 4 may choose another option for any sum that the Payee could withdraw on the date the chosen option is to start.
That date may be before the date the Payee makes the choice only if we consent.
In some cases, the Payee will need our consent to choose or change an option. We describe these cases next.

Conditions.--Under any of these conditions, our consent is needed for an option to be used for any person:

1. The person is not a natural person who will be paid in his or her own right.

2. The person will be paid as assignee.

3. The amount to be held for the person under Option 3 is less than $1,000. But we will hold any amount for at least one year in accord with the Automatic Mode of Settlement.

4. Each payment to the person under the option would be less than $20.

5. The option is for residue arising other than at (a) the Insured's death, or
(b) the death of the beneficiary who was entitled to be paid as of the date of the Insured's death.

6. The option is for proceeds that arise other than from the Insured's death, and we are settling with an owner or any other person who is not the Insured.

Death of Payee.--If a Payee under an option dies and if no other distribution is shown, we will pay any residue under that option in one sum to the Payee's estate.

ENDORSEMENTS
(Only we can endorse this contract.)

Page 17 (VL--83)

AUTOMATIC MODE OF SETTLEMENT

Applicability.--These provisions apply to proceeds arising from the Insured's death and payable in one sum to a Payee who is a beneficiary. They do not apply to any periodic payment.

Interest on Proceeds.--We will hold the proceeds at interest under Option 3 of the Settlement Options provision. The Payee may withdraw the residue. We will pay it promptly on request. We will pay interest annually unless we agree to pay it more often. We have the right to pay the residue in one sum after one year if
(1) the Payee is not a natural person who will be paid in his or her own right:
(2) the Payee will be paid as assignee; or (3) the original amount we hold under

Option 3 for the Payee is less than $1,000.

Settlement at Payee's Death.--If the Payee dies and leaves an Option 3 residue, we will honor any contingent payee provision then in effect. If there is none, here is what we will do. We will look to the beneficiary designation of the contract; we will see what other beneficiary(ies), if any, would have been entitled to the portion of the proceeds that produced the Option 3 residue if the insured had not died until immediately after the Payee died. Then we will pay the residue in one sum to such other beneficiary(ies). in accord with that designation. But if, as stated in that designation, payment would be due the estate of someone else, we will instead pay the estate of the Payee.

Example: Suppose the class I beneficiary is Jane and the class 2 beneficiaries are Paul and John. Jane was living when the Insured died. Jane later died without having chosen an option or naming someone other than Paul and John as contingent payee. If Paul and John are living at Jane's death we owe them the residue. If only one of them is living then, and if the contract called for payment to the survivor of them, we owe him the residue. If neither of them is living then, we owe Jane's estate.

Spendthrift and Creditor.--A beneficiary or contingent payee may not, at or after the Insured's death, assign. transfer, or encumber any benefit payable. To the extent allowed by law, the benefits will not be subject to the claims of any creditor of any beneficiary or contingent payee.

ENDORSEMENTS
(Only we can endorse this contract.)

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